EXHIBIT 16.1

May 20, 2004

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Somerset Financial Services, a subsidiary of First Indiana Corporation, Profit Sharing and 401(k) Savings Plan (the Plan) and, under the date of May 16, 2003, we reported on the financial statements of the Plan as of and for the year ended December 31, 2002. On May 10, 2004, our appointment as principal accountants was terminated. We have read the Plan’s statements included under Item 4 of its Form 8-K dated May 20, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan’s statement that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with the Plan’s statement that Grant Thornton LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Plan’s financial statements.

Very truly yours,

/s/ KPMG LLP